Exhibit 10.76

March 24, 2009

Michael Kranda

Dear Michael,

Anesiva, Inc. (We or the “Company”) is pleased to offer you an amendment to your employment terms, as set forth in the Offer Letter between you and the Company, dated June 16, 2008 (the “Offer Letter” attached hereto as Exhibit A). The employment terms set forth in this Amendment are effective as of January 1, 2009 (the “Amendment Date”) unless stated otherwise. Unless this Amendment specifically states that it supersedes an employment term in the Offer Letter, the employment terms of the Offer Letter shall remain binding and in full force and effect.

1. Commuting Allowance. In order to assist you in your commuting expenses, we will reimburse you or pay on your behalf up to $70,000 per year for reasonable hotel, airfare, and rental car expenses to commute between Seattle, Washington and the San Francisco Bay Area each year (“Commuting Allowance”). Upon a Change of Control, as defined in the Company’s Amended and Restated Executive Change in Control and Severance Benefit Plan, or involuntary termination, the payments for the remaining months of the then current year term and all prospective periods will be waived. The Commuting Allowance payments will be paid in accordance with the Company’s standard travel and reimbursement policy. In addition, we will pay for the reimbursement of commuting expenses incurred in fiscal 2008 of approximately $60,000.

2. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company and you will not serve on more than one for profit entity board of directors without the written consent of the Anesiva Board. Consent of the Company is granted for your participation in the outside activities described on the attached Exhibit A, to the extent of and for the periods of time described therein. While you render services to the Company you also will not assist any person or entity in competing with the Company or in preparing to compete with the Company. In addition, while you render services to the Company and for one (1) year thereafter, you will not engage in, and will not assist any person or entity in, soliciting, recruiting, or hiring away from the Company any active employees or consultants of the Company, unless approved by the Anesiva Board.

3. Employment Relationship. Your employment with the Company is and continues to be “at will,” as described in paragraph 11 of the Offer Letter

4. Supersedes. This Amendment supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company regarding the employment terms described in this Amendment, provided that unless specifically superseded, the employment terms of the Offer Letter remain in full force and effect.

Very truly yours,

ANESIVA, INC.

By:	/s/ John Tran
John Tran
VP, Finance & Chief Accounting Officer

I have read, and accept and agree to, this letter agreement:

/s/ Michael Kranda
Signature of Michael L. Kranda

Dated: 03/24/2009

cc: Compensation Committee

Kranda

Exhibit A

Independent Consulting Agreement (“Vulcan Agreement”) with Vulcan Capital: The Vulcan agreement describes the terms upon which Michael Kranda serves as Vulcan’s designee on the boards of specific portfolio companies. Designated companies are; PTC Therapeutics and BiPar. The Vulcan agreement may be terminated by either party subject to 14 day notice, agreement expires on June 30, 2010 and is expected to be renewed reflecting the following agreement with Anesiva.

PTC: It is understood that Mr. Kranda will continue to serve on the PTC board, either continuing as Vulcan’s representative under the above mentioned contract or as an independent director subject to the terms and discretion of the PTC Board.

BiPar: It is understood that Mr. Kranda will continue to serve on the BiPar board, either continuing as Vulcan’s representative under the above mentioned contract or as an independent director subject to the terms and discretion of the BiPar Board.